Exhibit 99.1

Contacts:

Jennifer L. Haslip	Valerie Monaco
Senior Vice President and CFO	Public Relations Manager
Universal Technical Institute, Inc.	Universal Technical Institute, Inc.
(623) 445-9402	(623) 445-0841

Universal Technical Institute Announces Sales
Management Restructuring

PHOENIX - Sept 13, 2007 - Universal Technical Institute Inc. (NYSE: UTI), a provider of technical education training, today announced a sales management restructuring. As part of this restructuring, Senior Vice President, Campus Admissions, David Miller and Vice Presidents, Campus Admissions, Shawn Alexander and John Palumbo, will be leaving the Company effective September 16, 2007. Related severance and outplacement charges associated with these sales management departures, of approximately $0.8 million, will be included in the results of the fourth quarter ending September 30, 2007.

Robert Adler will assume the role of Vice President, Campus Admissions, reporting to President and CEO Kimberly McWaters. Adler joined Universal Technical Institute in May 2006 as Campus President of its Norwood, Massachusetts campus where he greatly improved operational performance and student satisfaction. His most recent position with UTI was as Campus President of the Avondale, Arizona campus. Prior to joining UTI, Adler held multiple positions with the University of Phoenix (UOP), with student recruitment responsibilities, both domestically and internationally. In his Vice President role at UOP, Adler oversaw a number of campuses in Massachusetts, significantly improving their sales performance through high levels of collaboration across marketing, admissions and campus operations. Prior to that, Adler had responsibility for directing and managing UOP’s expansion into the Asia Pacific market, successfully opening 10 learning centers in Japan, South Korea and Guam. In addition, Adler’s management of multiple regions for PepsiCo-Pizza Hut, resulted in, on average, double digit annual increases in sales over a 10 year span. Adler holds a bachelors degree in Business Administration and an MBA from the University of Phoenix.

“Although Dave, Shawn and John have contributed greatly to the development of the existing campus sales process in their years with UTI, I am convinced that new ideas and perspectives, as well as renewed energy and focus, are needed to achieve our desired results. The campus admissions team and sales model are critical to our overall business strategy and future success. Bob’s proven leadership and track record for success will significantly support UTI’s continued implementation of our new marketing and sales strategies. These strategies are designed to capitalize on changing market dynamics and student profiles, specifically adult career changers and prospective students in local campus markets,” said President and CEO, Kimberly McWaters.

Michael Romano will assume the position of Campus President at the Avondale, Arizona facility. Romano joined Universal Technical Institute in 2006 as the Education Director for the Avondale campus.  Prior to joining UTI, Romano served as a Product Manager for the Ridge Tool Company.  Romano is a 1992 graduate of Motorcycle Mechanics Institute and holds a bachelors degree in Mechanical Engineering from the Fenn School of Engineering at Cleveland State as well as an MBA from Baldwin Wallace College.

About Universal Technical Institute
Universal Technical Institute is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Safe Harbor Statement
Statements in this news release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.